Exhibit 99.1

Kaman Corporation Bloomfield, CT 06002 (860) 243-7100	NEWS

  NEAL J. KEATING NAMED CHAIRMAN OF KAMAN CORP.

BLOOMFIELD, Conn. (February 27, 2008) – Kaman Corp. (NASDAQ-GS:KAMN) today announced that, effective March 1, 2008, Neal J. Keating will become chairman of the board of directors in addition to his role as president and chief executive officer of the company.  As chairman, he will succeed Paul R. Kuhn, who begins his planned retirement on that date.

“I feel fortunate to have the opportunity to lead Kaman at a time of such great opportunity,” Keating said.  “Paul and his team have led a fundamental transformation of the company and my top priority is to build on the accomplishments of recent years and maintain the company’s strong positive momentum.  We will also leverage our unique company culture that still reflects many of the principles of the company’s founder, Charles H. Kaman.  Vision, innovation, excellence and teamwork are at the core of the Kaman way of doing business, and I am looking forward to tapping into these resources and the strong base Paul has put in place to continue to build a more successful company.   We all thank Paul for his outstanding service to Kaman and wish him well in his retirement.”

Kuhn said, “It has been my privilege to lead this company for nearly nine years and I leave knowing it is in the very capable of hands of Neal and his management team.  I believe that under their leadership, along with the highly dedicated group of employees they direct, the company will continue its growth momentum in the years ahead.”

Keating, 52, joined Kaman as president and chief operating officer on September 17, 2007, and on January 1, 2008, became president and chief executive officer of the company. Prior to joining Kaman, he was chief operating officer of Hughes Supply, a $5.4 billion wholesale distribution business that was acquired by Home Depot.  Prior to that he was managing director and chief executive officer at GKN Aerospace while serving as an executive director on the main board of GKN plc, and as a member of the board of directors of Agusta-Westland.  He started his career with Rockwell Automation, rising over a 24-year period to the position of executive vice president and chief operating officer of Rockwell Collins Commercial Systems.

A native of Illinois, Keating received his bachelor’s degree in electrical engineering from the University of Illinois in 1977 and his Executive MBA from the University of Chicago in 1988.

Kaman Corp., headquartered in Bloomfield, Conn., conducts business in the aerospace and industrial distribution markets.

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Contact:
Russell H. Jones
SVP, Chief Investment Officer & Treasurer
(860) 243-6307
Russell.Jones@kaman.com